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                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement of MedCath Holdings Corp. on Form S-4 Amendment 1 of our report on the financial statements of MedCath Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption on October 1, 2001 of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), dated December 19, 2003, except for Note 21 as to which the date is June 17, 2004, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
October 18, 2004